EX 99.1

Delek US and Delek Logistics Announce Melissa Buhrig has Joined the Companies as EVP, General Counsel and Secretary

Brentwood, Tennessee – October 24, 2017 -- Delek US Holdings, Inc. (NYSE: DK) and Delek Logistics Partners, LP (NYSE: DKL) (collectively with Delek US Holdings, Inc., “Delek”) announced that Melissa Buhrig has joined the companies as Executive Vice President, General Counsel and Secretary.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US Holdings, Inc. and Chairman and Chief Executive Officer of the general partner of Delek Logistics Partners, LP said “I am excited that Melissa has joined our team. She brings a strong legal background to our companies and has direct experience in refining and MLPs. I look forward to her contribution as a member of our leadership team as we continue to grow in the future.”

“This is an exciting time for Delek as it integrates the Alon acquisition and I’m thrilled to be joining the organization,” said Ms. Buhrig. “I look forward to working with Uzi and the management team to support a growing organization as we strive to create long-term value for our investors in both companies.”

Ms. Buhrig has nearly 18 years of legal experience, primarily in the refining sector. Most recently, she served as senior vice president – services and compliance officer for Western Refining and Western Refining Logistics where she was a member of the executive committee with responsibility for various corporate functions including human resources, information technology, procurement, compliance, corporate communications and government relations. Ms. Buhrig joined Western Refining in 2005 as deputy general counsel and held roles of increasing responsibility including vice president, assistant general counsel and secretary. In 2014, she joined the general partner of Northern Tier Energy LP as executive vice president, general counsel, secretary and compliance officer until completion of the merger between Western Refining and Northern Tier Energy in 2016. Ms. Buhrig earned a Bachelor of Arts in Political Science from the University of Michigan and her Juris Doctorate with honors from the University of Miami School of Law.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day. Delek US Holdings, through its subsidiaries, owns 100 percent of the general partner and 81.6 percent of the limited partner interest in Alon USA Partners, LP (NYSE: ALDW), which owns the crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business.

The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates also own approximately 63 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The asphalt operations consist of owned or operated asphalt terminals serving markets from Tennessee to the west coast through a combination of non-blended asphalt purchased from third parties and produced at the Big Spring, Texas and El Dorado, Arkansas refineries. The renewables operations consist of plants in Texas and Arkansas that produce biodiesel fuel and a renewable diesel facility in California.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Contact:
U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366